Exhibit 10.14

EXECUTIVE TRANSITION AGREEMENT

This Executive Transition Agreement (“Agreement”) is made and entered into by and between Winston Hickman (“Executive”) and REMEC, Inc. (“REMEC” or the “Company”), together referred to as “the parties,” based on the following facts:

RECITALS

A.	REMEC is a California corporation with its principal place of business in Del Mar, California.

B.	Executive has been employed, among other positions, as Executive Vice President and Chief Financial Officer of REMEC pursuant to the terms of an Employment Agreement dated December 10, 2004 between Executive and the Company (the “Employment Agreement”).

C.	Executive has resigned his employment with REMEC effective 5:00 p.m. (PDT) September 30, 2005, and REMEC desires to facilitate Executive’s employment transition, to enter into a consulting relationship with Executive and to recognize Executive’s many contributions to the Company.

D.	It is the intent of the parties in entering this Agreement to set forth all agreements between the parties and to settle and resolve any and all claims of Executive that exist or may exist as a result of Executive’s employment, or the termination of his employment.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. Termination of Employment. Executive and the Company acknowledge and agree that Executive shall resign as Executive Vice President and Chief Financial Officer of the Company (and as an officer and/or director of any other entity which is deemed to be an affiliate of the Company) and shall terminate his employment with the Company effective on September 30, 2005 (the “Termination Date”).

2. Separation Benefits. In consideration for the release of claims set forth below and other obligations under this Agreement and in full satisfaction of the Company’s obligations to Executive under the terms of the Employment Agreement, and provided that this Agreement is signed by Executive and not revoked under Section 10 herein, and further provided that Executive remains in full compliance with his obligations to the Company under this Agreement, the Company agrees to provide the following separation benefits to Executive:

(a) Cash Payment. Following the Termination Date as consideration for Executive’s agreement to comply with Sections 13 and 14 herein, and acknowledging that Executive is a shareholder of the Company and that within the last twelve (12) months, purchasers have bought Company assets in transactions where the acquisition of goodwill was a key factor in the buyers’ purchase, REMEC will pay to Executive the gross sum of Nine Hundred Thirty Eight Thousand Dollars ($938,000.00). This payment will be paid in one lump sum payment on the Effective Date unless the parties mutually agree to another payment schedule. This payment will be reduced by applicable payroll deductions and tax withholdings.

(b) Accrued Wages and Vacation; Expenses. Promptly and within the period of time mandated by law, REMEC will pay Executive (i) any unpaid base salary due for periods prior to the Termination Date; (ii) all of Executive’s accrued and unused vacation pay through the Termination Date; and (iii) following submission of proper expense reports by Executive, reimbursement for all expenses reasonably and necessarily incurred by Executive in connection with the business of REMEC prior to the Termination Date. In addition, the Company will reimburse Executive for all monthly fees and usage charges for cellular service up to one hundred twenty five dollars ($125.00) per month until December 31, 2004. Each payment will be reduced by applicable payroll deductions and tax withholdings.

(c) Health Insurance and Disability and Life Insurance.

(i) REMEC shall pay Executive’s premiums under COBRA coverage to continue Executive’s current medical, dental and other health plan coverage for Executive and Executive’s spouse and eligible dependents until December 31, 2005. Beginning January 1, 2006 and continuing until the earlier of March 30, 2008 and the date Executive becomes eligible for comparable insurance coverage from new employment, REMEC will reimburse Executive on a quarterly basis for the reasonable cost of Executive’s individual medical and dental insurance plans for Executive and Executive’s spouse and eligible dependents; provided that such plans will be as comparable as reasonably practicable to the Preferred Provider plans in which Executive and Executive’s spouse and eligible dependents participate on the Termination Date based on what is reasonably available on the insurance market to REMEC. Executive acknowledges that because REMEC intends to liquidate and dissolve, it is not expected that Company sponsored or COBRA health benefits will be available after December 31, 2005.

(ii) Within ninety (90) days after the Effective Date, REMEC will pay Executive Four Thousand One Hundred Seventy-Seven Dollars and Fifty Cents ($4,177.50) in one lump sum payment to allow Executive to continue his UNUM Executive Disability Insurance of Two Thousand Five Hundred Dollars ($2,250) per month through March 30, 2008.

(iii) Within ninety (90) days after the Effective Date, REMEC will pay Executive Six Thousand Five Hundred Sixty Dollars ($6,560)in one lump sum payment to cover the premiums on Executive’s One Million Dollar ($1,000,000) Executive Term Life Insurance Policy through March 30, 2008.

(iv) Within ninety (90) days after such coverage becomes available, REMEC will pay Executive in one lump sum payment the reasonable costs of a Term Life Insurance Policy in the face amount of Six Hundred Thousand Dollar ($600,000) covering a period through March 30, 2008.

(d) Electronic Equipment. Executive may retain for his personal use the computer system provided for his use by the Company.

(e) No Other Payments or Benefits. Executive expressly acknowledges that the payments and benefits set forth in Sections 2 and 3 include payments and benefits to which he is not otherwise entitled, and that Executive is not entitled, pursuant to prior contracts, agreements or otherwise, to any other payment, benefit or consideration in connection with the termination of his employment with REMEC beyond that set forth in this Agreement.

3. Consulting Services.

(a) October 1, 2005 to December 31, 2005. From October 1, 2005 to December 31, 2005, Executive agrees to provide consulting services to the Company for one week per month. The specific nature of the consulting services will be directed by the Company. Executive will be paid at a monthly rate of $6,450.00, plus travel expenses.

(b) January 1, 2006 to September 30, 2006. From January 1, 2006 to September 30, 2006, Executive agrees to provide consulting services to the Company on a daily basis upon request of the Board of Directors or President of the Company and the reasonable availability of the Executive. The specific nature of the consulting services will be directed by the Company. Executive will be paid at a daily rate of $1,500.00 pro rated for days with less than eight hours worked, plus travel expenses.

(c) No Employment Relationship. The provisions of Section 3 concerning consulting services are not intended to and shall not operate to establish an employer-employee relationship.

4. Excise Taxes. Executive acknowledges that the Company obtained a valuation by the Abrams Valuation Group that determined that the value of all benefits to be paid to Executive pursuant this Agreement is substantially less than the value of the non-competition provisions of Section 13 of this Agreement. Executive hereby agrees to release, indemnify and hold harmless REMEC from any claims, demands, charges and costs arising from or relating to any tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax that may hereafter be imposed on the Executive on the benefits provided pursuant to this Agreement.

5. Release of Claims.

(a) Release by Executive. Executive, for himself and for his heirs, assigns, executors, administrators, successors and each of them, hereby fully and forever waives, releases, acquits and discharges REMEC and any and all past, current and future parent, subsidiary and affiliated companies, predecessors and successors thereto, as well as the Company’s officers, directors, agents, employees, affiliates, representatives, shareholders and assigns (collectively the “Releasees”), from any and all claims, actions, charges, complaints, grievances and causes of action of whatever nature, whether now known or unknown, including but not limited to, all claims arising from or relating to Executive’s recruitment and hiring by the Company, Executive’s employment with the Company and the involuntary termination or termination without cause thereof, including but not limited to: claims for bonuses, or for severance benefits except pursuant to the Agreement; claims of breach of contract, breach of covenant of good faith and fair dealing, wrongful termination, violation of public policy, fraud, intentional or negligent misrepresentation, defamation, personal injury, infliction of emotional distress, and claims under Title VII of the 1964 Civil Rights Act, the Equal Pay Act of 1963, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, the California Government Code, the California Labor Code, and any other local, state and federal laws and regulations relating to employment (each a “Released Claim”), except any claim Executive may have for:

(i) unemployment or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) claim for vested benefits under the Employee Retirement Income Security Act (ERISA) and claims for continuation of group medical benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA);

(iv) the Company’s performance of its obligations under this Agreement;

(v) indemnification by the Company against claims brought by third parties with respect to Executive’s conduct in the capacity of an officer or employee of the Company; or

(vi) claims arising after the execution of this Agreement.

(b) Release by REMEC. Except for the obligations of Executive incurred pursuant to this Agreement and as provided for in Section 7 below, the Company forever and unconditionally waives and releases all claims, demands, damages, actions and causes of action of every kind and nature, known and unknown, existing or claimed to exist, which it has or might have against Executive under common law, any federal, state or local statute, arising out of or in any way related to Executive’s employment or termination with the Company, including but not limited to claims for breach of implied or express contract, violation of any employment agreement, and tort claims of all types. The only claims not released by the Company are those to enforce the terms of this Agreement.

6. Section 1542 Waiver. The parties acknowledge that they are aware of the provisions of section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.”

The parties hereby waive and relinquish all rights and benefits which they may have under section 1542 of the California Civil Code, or the law of any other state or jurisdiction, or common law principle, to the same or similar effect.

7. Unknown or Different Facts or Law. The parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law they now know or believe to exist with respect to a Released Claim. They agree, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or law.

8. Knowing and Voluntary Agreement. Executive acknowledges that he has read and understands this Agreement, that he has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of his own choice or he has voluntarily declined to seek such counsel, and that he has received all advice he deems necessary prior to executing this Agreement. Executive acknowledges he has been given adequate time to consider whether to enter into this Agreement, and has taken as much of this time as he deems necessary to consider whether to enter into this Agreement. Executive acknowledges that he is entering into this Agreement freely and voluntarily and without coercion, duress, fraud or undue influence of any kind whatever.

9. No Admission of Liability. This Agreement is not an admission of liability or wrongdoing on the part of Executive or REMEC, or any of the Releasees. This Agreement is not an admission directly, or by implication, that REMEC or Executive has violated any law, regulation, rule, or contractual right, or any other duty or obligation of any kind, including any duty or obligation owed to or allegedly owed to the other party.

10. Compliance with Older Workers’ Benefits Protection Act. The parties intend that the release contained above be a knowing and voluntary release of age discrimination claims arising under the Age Discrimination in Employment Act of 1967. In accordance with the requirements of the Older Workers’ Benefit Protection Act, the parties agree to the following provisions.

(a) Executive has been advised to consult with an attorney regarding the terms of this Agreement, and he has received all legal counsel and advice he requires regarding this Agreement;

(b) Executive has been given 21 days in which to consider whether to enter into this Agreement, and has taken as much of this time as he deems necessary; and

(c) This Agreement shall not become binding or effective until the eighth day following Executive’s execution of it (the “Effective Date”). Until the Effective Date, Executive may revoke this Agreement by delivering a written notice of revocation that is received on behalf of REMEC by the General Counsel of REMEC on or before the Effective Date. In the event Executive invokes his right of revocation as provided herein, REMEC shall have no further obligations to Executive under this Agreement.

11. Promise Not to Prosecute. The parties agree that they will not prosecute or allow to be prosecuted on their behalf, in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this Agreement, except for the payments and benefits described in this Agreement, the released parties will be absolutely, unconditionally and forever discharged of and from all obligations as set forth above. The parties agree that in the event any released claim is instituted, this Agreement shall constitute an affirmative defense to such claim sufficient to warrant the immediate dismissal, with prejudice, of such claim.

12. Nondisparagement. Executive agrees that Executive will not make any disparaging statements or comments about the Company, including but not limited to its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position, performance and other similar information concerning the Company which are intended to or reasonably calculated to injure or harm the Company. Likewise, the Company will not make any statements about Executive that are in any way intended to or reasonably calculated to injure or harm Executive.

13. Noncompetition. For a period of two (2) years following the Termination Date, the Executive will not engage in any competing activity with the Company, including but not limited to, the business of designing, developing or manufacturing radio frequency (RF) and microwave subsystems used in the transmission of voice, video and data traffic over wireless communications networks or in defense electronics applications. Executive shall give written notice to the Company of any proposed activity that might be prohibited by this Section and shall describe the proposed activity in reasonable detail in such notice.

14. Nonsolicitation. Executive agrees that for eighteen (18) months after the Termination Date, regardless of the reason employment has terminated, Executive will not solicit, directly or indirectly, any employee to leave his or her employment with the Company. For purposes of this Agreement, the phrase “shall not solicit, directly or indirectly,” includes, without limitation, that Executive: (i) shall not identify any

Company employees to any third party as potential candidates for employment, such as by disclosing the names, backgrounds and qualifications of any Company employees; (ii) shall not personally or through any other person approach, recruit or otherwise solicit employees of the Company to work for any other employer; and (iii) shall not participate in any pre-employment interviews with any person who was employed by the Company while Executive was employed or retained by the Company.

15. Non-Assignment of Claims. The parties represent and warrant that they have the authority to enter into this Agreement on their own behalf and to bind all persons or entities that may claim through them. The parties represent and warrant that they have not assigned or transferred, or purported to assign or transfer, to any person or entity, any right or claim being hereby released.

16. Nondisclosure of Proprietary Information. Executive confirms that he will abide by the terms of the confidentiality provisions of all Proprietary Information and Invention Assignment Agreements entered into between himself and REMEC or by him on behalf of REMEC, and all similar obligations imposed by law. Executive understands that these obligations extend to the successors and assigns of REMEC, and that the obligation to maintain information as confidential extends even after the termination of his employment notwithstanding any other provision in this Agreement.

17. Cooperation. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

18. Return of REMEC Property. Except as provided in Section 2(d) above, all property of REMEC held by Executive, such as keys, credit cards, electronic equipment, memoranda, notes, lists, records or other documents (and all copies thereof), if any, concerning REMEC is the property of REMEC and shall be delivered by Executive to REMEC promptly after the Termination Date.

19. Waiver. No waiver by any party hereto of any breach of this Agreement by any other party shall operate or be construed as a waiver of any other or subsequent breach. No waiver by any party hereto of any breach of this Agreement by any other party hereto shall be effective unless it is in writing and signed by the party claimed to have waived such breach.

20. Modifications. This Agreement may be amended only by a written instrument executed by the parties hereto.

21. Binding Effect. This Agreement will be binding upon, and will inure to the benefit of the parties, and their respective successors and assigns, heirs, executors and administrators, if any.

22. Arbitration of Disputes. Any disputes between Executive and Releasees, arising out of or in any way connected to the terms of this Agreement, or the parties’ rights or obligations with respect to Executive’s termination from REMEC, shall be resolved by binding arbitration before a single arbitrator pursuant to the then current Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrators’ and administrative fees of arbitration shall be paid by REMEC. The parties hereby agree that any arbitration shall take place in San Diego County, California. Notwithstanding the forgoing, if either the Company or Executive commences an action against the other to enforce the specific terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs of suit.

23. Headings and Ambiguities. The section headings used in this Agreement are for the convenience of the parties and shall not affect the interpretation or construction of any of the provisions hereof. Executive acknowledges that he has had the opportunity to consult with counsel regarding this Agreement, and fully negotiate the contents of this Agreement. Executive expressly waives any common law or statutory rule of construction that ambiguities are to be construed against the drafter of the Agreement, and Executive agrees that the language of this Agreement shall be in all cases construed as a whole, according to its fair meaning.

24. Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties. It supersedes and replaces all prior understandings and agreements, whether express or implied, oral and written. There is no other agreement, promise or representation, written or oral, express or implied between the parties with respect to the subject matter hereof.

25. Severability. Should any court of competent jurisdiction determine that any term or provision of this Agreement is unenforceable, such term or provision shall be deemed to be deleted as though it had never been a part of this Agreement, and the validity, legality and enforceability of the remaining terms and provisions shall not be in any way affected or imperiled thereby.

26. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

27. Counterparts. This Agreement may be signed in counterparts by the parties in order to expedite the execution of the same.

The parties to this Agreement, with the benefit of representation and advice of counsel, have read the foregoing Agreement and fully understand each and every provision contained herein, and intend to be bound by all of the terms of this Agreement.

Dated: September 30, 2005	By:	/s/ Winston E. Hickman
Winston E. Hickman

Dated: September 30, 2005		REMEC, INC.
a California corporation

	By:	/s/ Donald J. Wilkins
Donald J. Wilkins
	Its:	Senior Vice President, General Counsel and Secretary